VSE Reports Financial Results for Third Quarter 2019
VSE Delivers 17.4% Revenue and 9.7% Operating Income Growth

Alexandria, Virginia, October 29, 2019 - VSE Corporation (Nasdaq: VSEC), a leading provider of repair services, supply chain management support and consulting services for land, sea and air transportation assets in the public and private sectors, reported the following unaudited consolidated financial results for the third quarter of 2019.

Third Quarter Updates

•	Revenues were $198 million, up 17.4% as compared to the third quarter 2018.

•	Operating income was $17 million, up 9.7% as compared to the third quarter of 2018.

•	Net income was $11 million, up 4.9% as compared to the third quarter of 2018.

•	Earnings per share (diluted) was $0.95, up 3.3% as compared to the third quarter of 2018.

•	Adjusted EBITDA (non-GAAP, as described below) was $24.7 million, up 22.0% as compared to the third quarter of 2018.

•	Debt repayment for the quarter was approximately $10.7 million.

•	In September, Rob Moore joined VSE as President of our Federal Services Group.

John Cuomo, VSE President and Chief Executive Officer, commented, “Our third quarter growth was balanced and diverse, representing strong performance from our legacy Aviation businesses as well as our recent 1st Choice acquisition.   We successfully executed on growth initiatives and the results reflect strong third quarter increases in both our Aviation and Supply Chain Management Groups.  During the quarter, our Aviation Group expanded repair capabilities with new offerings and was awarded new distribution partnerships; additionally, Aviation won new repair work on strong platforms, supporting both near-term results and future backlog.  Our Supply Chain Management Group continued its customer, product and service diversification strategy with success in the quarter. Both businesses have clearly defined strategies for growth and proven success in test markets.”

Mr. Cuomo continued, “We are pleased to welcome Rob Moore as President of our Federal Services Group. Rob brings broad federal experience and a proven track record in business development and market expansion that will drive a renewed focus on near and long-term growth opportunities in our federal and defense segment.  We are focused on the future of this business group, redefining VSE in the federal marketplace, and aggressively building backlog.”

Third Quarter Results (unaudited)

(in thousands, except per share data)
	Three months ended September 30,			Nine months ended September 30,
	2019	2018	% Change	2019	2018	% Change
Revenues	$198,326	$168,931	17.4%	$557,356	$516,222	8.0%
Operating income	$17,215	$15,697	9.7%	$45,444	$41,145	10.4%
Net income	$10,527	$10,034	4.9%	$27,028	$25,837	4.6%
EPS (Diluted)	$0.95	$0.92	3.3%	$2.45	$2.37	3.4%

VSE reported improved operating results for the third quarter of 2019 with increases in revenues and operating income over the third quarter of 2018. As previously reported, our operating income in the third quarter of 2018 included a one-time gain of $1.7 million for the sale of a contract recorded within our Federal Services Group.

Non-GAAP Financial Information
The non-GAAP Financial Information (unaudited) set forth below is not calculated in accordance with U.S. generally accepted accounting principles ("GAAP") under SEC Regulation G. We consider EBITDA a non-GAAP financial measure and an important indicator of performance and useful metric for management and investors to evaluate our business' ongoing operating performance on a consistent basis across reporting periods. EBITDA, however, should not be considered in isolation or as a substitute for performance measures prepared in accordance with GAAP. EBITDA represents net income before interest expense, income taxes, amortization of intangible assets and depreciation and other amortization. Adjusted EBITDA represents EBITDA (as defined above) adjusted for executive succession costs, including our CEO and Federal Services Group President transitions and 1st Choice Aerospace acquisition-related costs.

Non-GAAP Financial Information (unaudited)

(in thousands)	Three Month Results ended September 30,			Nine Month Results ended September 30,
	2019	2018	% Change	2019	2018	% Change
Net Income	$10,527	$10,034	4.9%	$27,028	$25,837	4.6%
Interest Expense	3,706	2,340	58.4%	10,262	6,697	53.2%
Income Taxes	2,982	3,323	(10.3)%	8,154	8,611	(5.3)%
Amortization of Intangible Assets	5,014	4,005	25.2%	14,985	12,013	24.7%
Depreciation and Other Amortization	1,971	2,256	(12.6)%	5,637	6,971	(19.1)%
EBITDA	24,200	21,958	10.2%	66,066	60,129	9.9%
Acquisition Related and Executive Succession Costs	518	—	—%	2,290	—	—%
Gain on sale of IT Contract	—	(1,700)	—%	—	(1,700)	—%
Adjusted EBITDA	$24,718	$20,258	22.0%	$68,356	$58,429	17.0%

Capital Expenditures

Purchases of property and equipment totaled $7.7 million for the first nine months of 2019 compared to $2.5 million for the same period of 2018. We purchased a new facility for one of our 1st Choice Aerospace locations for $5 million in the second quarter of 2019.

Third Quarter Segment Results
The following is a summary and commentary of revenues and operating income for the three- and nine-month periods ended September 30, 2019 and September 30, 2018:

	Three months ended September 30,		Nine months ended September 30,
	2019	2018	2019	2018
Revenues:
Supply Chain Management Group	$55,369	$51,834	$160,878	$161,961
Aviation Group	59,186	34,000	163,553	102,554
Federal Services Group	83,771	83,097	232,925	251,707
Total revenues	$198,326	$168,931	$557,356	$516,222

Operating Income:
Supply Chain Management Group	$7,843	$7,783	$22,388	$23,547
Aviation Group	6,568	2,184	14,820	7,291
Federal Services Group	4,524	6,186	12,968	12,270
Corporate/unallocated expenses	(1,720)	(456)	(4,732)	(1,963)
Operating income	$17,215	$15,697	$45,444	$41,145

Supply Chain Management Group
Revenues for our Supply Chain Management Group increased approximately $3.5 million or 6.8% for the third quarter of 2019 and decreased approximately $1.1 million or 0.7% for the first nine months of 2019 compared to the same periods of 2018.

Operating income was substantially unchanged for the third quarter and decreased approximately $1.2 million or 4.9% for the nine months. The decrease in operating income was primarily attributable to an increase in administrative and growth-focused expenses.

Aviation Group
Revenues for our Aviation Group increased approximately $25.2 million, or 74.1% for the third quarter and approximately $61.0 million or 59.5% for the first nine months of 2019, compared to the same periods of 2018. The revenue increase was primarily driven by the addition of revenues from organic growth in both our distribution and repair businesses and results in our 1st Choice Aerospace acquisition from early January 2019.

Operating income increased approximately $4.4 million or 200.7% for the third quarter and approximately $7.5 million or 103.3% for the nine months. The increases in operating income were attributable primarily to our 1st Choice Aerospace acquisition and the increases in revenues from our legacy repair and distribution businesses.

Federal Services Group
Revenues for our Federal Services Group were substantially unchanged for the third quarter of 2019 and decreased approximately $18.8 million or 7.5% for the first nine months of 2019 as compared to the same periods of 2018.

Operating income decreased approximately $1.7 million or 26.9% for the third quarter and increased approximately $698 thousand or 5.7% for the nine months. The decrease in operating income for the quarter was primarily attributable to the gain on sale of a contract in 2018. Revenue declines for the nine months occurred in our lower margin work, resulting in minimal loss of operating income. We have increased operating income for this group through margin improvements on our other work.

Bookings in our Federal Services Group were $190 million for the first nine months of 2019 compared to revenue for this group of $233 million. Funded contract backlog on September 30, 2019 was $252 million, compared to $269 million on June 30, 2019 and $345 million on September 30, 2018.

About VSE
VSE maintains, extends and enhances legacy and next-generation systems and assets for our federal, defense and commercial clients by delivering solutions for fleet vehicle, ship, and aircraft sustainment, supply chain management, platform modernization, mission enhancement, and program management since 1959. VSE also provides Energy, IT, and Consulting services. For additional information regarding VSE services and products, please see the Company's web site at www.vsecorp.com or contact Christine Kaineg, VSE Investor Relations, at (703) 329-3263.

Please refer to the Form 10-Q that will be filed with the Securities and Exchange Commission (SEC) on or about October 31, 2019 for more details on our 2019 third quarter results. Also, refer to VSE’s Annual Report on Form 10-K for the year ended December 31, 2018 for further information and analysis of VSE’s financial condition and results of operations. VSE encourages investors and others to review the detailed reporting and disclosures contained in VSE’s public filings for additional discussion about the status of customer programs and contract awards, risks, revenue sources and funding, dependence on material customers, and management’s discussion of short- and long-term business challenges and opportunities.

Safe Harbor
This news release contains statements that to the extent they are not recitations of historical fact, constitute “forward-looking statements” under federal securities laws. All such statements are intended to be subject to the safe harbor protection provided by applicable securities laws. For discussions identifying some important factors that could cause actual VSE results to differ materially from those anticipated in the forward-looking statements in this news release, see VSE’s public filings with the SEC.

VSE Financial News Contact: Christine Kaineg -- (703) 329-3263.

VSE Corporation and Subsidiaries

Unaudited Consolidated Balance Sheets
(in thousands except share and per share amounts)

	September 30,	December 31,
	2019	2018
Assets
Current assets:
Cash and cash equivalents	$1,095	$162
Receivables, net	69,793	60,004
Unbilled receivables, net	54,151	41,255
Inventories, net	202,811	166,392
Other current assets	12,652	13,407
Total current assets	340,502	281,220

Property and equipment, net	43,792	49,606
Intangible assets, net	142,907	94,892
Goodwill	259,212	198,622
Operating lease right-of-use assets	24,375	—
Other assets	16,845	14,488
Total assets	$827,633	$638,828

Liabilities and Stockholders' equity
Current liabilities:
Current portion of long-term debt	$10,716	$9,466
Accounts payable	71,668	57,408
Current portion of earn-out obligation	10,700	—
Accrued expenses and other current liabilities	45,314	37,133
Dividends payable	987	871
Total current liabilities	139,385	104,878

Long-term debt, less current portion	257,815	151,133
Deferred compensation	17,417	17,027
Long-term lease obligations, less current portion	—	18,913
Long-term operating lease liabilities	25,124	—
Earn-out obligation	14,300	—
Deferred tax liabilities	17,732	18,482
Total liabilities	471,773	310,433

Commitments and contingencies

Stockholders' equity:
Common stock, par value $0.05 per share, authorized 15,000,000 shares; issued and outstanding 10,970,123 and 10,886,036, respectively	549	544
Additional paid-in capital	29,411	26,632
Retained earnings	327,191	301,073
Accumulated other comprehensive (loss) income	(1,291)	146
Total stockholders' equity	355,860	328,395
Total liabilities and stockholders' equity	$827,633	$638,828

VSE Corporation and Subsidiaries

Unaudited Consolidated Statements of Income
(in thousands except share and per share amounts)

	For the three months ended September 30,		For the nine months ended September 30,
	2019	2018	2019	2018
Revenues:
Products	$96,832	$85,886	$279,608	$264,678
Services	101,494	83,045	277,748	251,544
Total revenues	198,326	168,931	557,356	516,222

Costs and operating expenses:
Products	81,988	72,256	237,661	222,816
Services	93,568	77,810	256,355	239,536
Selling, general and administrative expenses	541	863	2,911	2,412
Amortization of intangible assets	5,014	4,005	14,985	12,013
Total costs and operating expenses	181,111	154,934	511,912	476,777

Gain on sale of contract	—	1,700	—	1,700

Operating income	17,215	15,697	45,444	41,145

Interest expense, net	3,706	2,340	10,262	6,697

Income before income taxes	13,509	13,357	35,182	34,448

Provision for income taxes	2,982	3,323	8,154	8,611

Net income	$10,527	$10,034	$27,028	$25,837

Basic earnings per share	$0.96	$0.92	$2.47	$2.38

Basic weighted average shares outstanding	10,970,123	10,881,106	10,953,581	10,874,331

Diluted earnings per share	$0.95	$0.92	$2.45	$2.37

Diluted weighted average shares outstanding	11,060,081	10,935,112	11,035,951	10,916,989

Dividends declared per share	$0.09	$0.08	$0.26	$0.23

VSE Corporation and Subsidiaries

Unaudited Consolidated Statements of Cash Flows
(in thousands)

	For the nine months ended September 30,
	2019	2018
Cash flows from operating activities:
Net income	$27,028	$25,837
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	20,622	18,984
Deferred taxes	(1,230)	(1,733)
Stock-based compensation	2,592	2,146
Gain on sale of contract	—	(1,700)
Changes in operating assets and liabilities, net of impact of acquisitions:
Receivables, net	(2,380)	738
Unbilled receivables, net	(12,896)	11,298
Inventories, net	(29,540)	(36,448)
Other current assets and noncurrent assets	(481)	3,518
Accounts payable and deferred compensation	11,793	(14,972)
Accrued expenses and other current and noncurrent liabilities	1,931	(3,010)
Long-term lease obligations	—	(1,237)

Net cash provided by operating activities	17,439	3,421

Cash flows from investing activities:
Purchases of property and equipment	(7,689)	(2,522)
Proceeds from the sale of property and equipment	4	51
Proceeds from the sale of contract	—	1,700
Cash paid for acquisitions, net of cash acquired	(112,660)	—

Net cash used in investing activities	(120,345)	(771)

Cash flows from financing activities:
Borrowings on loan agreement	382,501	468,949
Repayments on loan agreement	(274,969)	(465,521)
Payment of debt financing costs	—	(1,702)
Payments on capital lease obligations	—	(1,077)
Payments of taxes for equity transactions	(955)	(641)
Dividends paid	(2,738)	(2,393)

Net cash provided by (used in) financing activities	103,839	(2,385)

Net increase in cash and cash equivalents	933	265
Cash and cash equivalents at beginning of period	162	624
Cash and cash equivalents at end of period	$1,095	$889